FOR IMMEDIATE RELEASE

CatchMark Sustains Strong Growth in Third Quarter-Adjusted EBITDA Increases 69%; Declares Dividend

ATLANTA - November 2, 2015 - Sustaining solid year-over-year growth from execution of operating strategies, CatchMark Timber Trust, Inc. (NYSE: CTT) today announced increased revenues and Adjusted EBITDA for the period ended September 30, 2015. The company also anticipates an active period for acquisitions between now and year-end and declared a fourth quarter dividend.
Company highlights for the third quarter 2015 include:

•	Generated total revenues of $17.6 million for the three months ended September 30, 2015 compared to $12.7 million for the third quarter 2014, a 39% increase.

•	Realized $8.8 million in Adjusted EBITDA for the quarter compared to $5.2 million for third quarter 2014, an increase of 69%.

•	Increased gross timber sales revenue by approximately 11% to $12.6 million, resulting primarily from integration of recent acquisitions.

•	Increased total timber sales volume by 12% to 445,000 tons, compared to third quarter 2014.

•	Maintained average net prices per ton for sawtimber and pulpwood, compared to third quarter 2014.

•	Paid a dividend of $0.125 per share on September 14, 2015.
Jerry Barag, CatchMark's President and CEO, said: "We continue to deliver on our promise of durable growth and provide recurring dividends from economically sustainable harvests on our prime timberlands, resulting from our active forest management and diligent environmental stewardship. The productivity of our properties will ensure high production levels over time. A robust transaction pipeline and approximately $280 million in available capital from cash and various credit facilities bode well for a busy fourth quarter in adding to our existing assemblages of well-stocked timberland properties.”
Other important company initiatives include:

•
During the nine months ended September 30, 2015, CatchMark acquired approximately 17,600 acres of timberland for $28.4 million and sold 5,600 acres for $10.3 million. The cost basis on the timberlands sold was $7.8 million.

•
Through September 30, 2015, CatchMark’s $30 million share repurchase program, announced during the third quarter, resulted in $4.6 million in repurchases of 448,000 shares at an average price per share of $10.21.

CatchMark also announced a dividend of $0.125 per share for stockholders of record on November 27, 2015, payable on December 14, 2015.
Willis J. Potts, Jr., CatchMark's Chairman of the Board, said: "Our operating strategy, strong capital position, share repurchase program, acquisitions program, and selective land sales should combine to continue to strengthen CatchMark and help ensure prospects for enhancing dividends and shareholder value over the long-term.”
Results for Three and Nine Months Ended September 30, 2014
CatchMark’s revenues increased to $17.6 million for the three months ended September 30, 2015 from $12.7 million for the three months ended September 30, 2014 due to an increase in timber sales revenue of $1.2 million, an increase in timberland sales revenue of $3.1 million, and an increase in other revenues of $0.7 million. Gross timber sales revenue increased by approximately 11%, primarily due to an increase in harvest volume as a result of incremental harvest on properties acquired in the past 12 months. Timberland sales revenue increased due to selling more acres in 2015. Net loss increased to $1.9 million for the three months ended September 30, 2015 from $0.8 million for the three months ended September 30, 2014 as a result of incurring an operating loss and an increase in interest expense.

	Three Months Ended September 30, 2014	Changes attributable to:		Three Months Ended September 30, 2015
(amounts in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$6,829	$(82)	$382	$7,129
Sawtimber (2)	4,563	66	875	5,504
	$11,392	$(16)	$1,257	$12,633

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

Revenues increased to $52.0 million for the nine months ended September 30, 2015 from $33.4 million for the nine months ended September 30, 2014 due to an increase in timber sales revenue of $8.7 million, an increase in timberland sales revenue of $8.7 million, and an increase in other revenues of $1.1 million. Gross timber sales revenue increased by approximately 29%, mainly due to an approximately 30% increase in harvest volume as a result of incremental harvest on properties acquired in the past 12 months. Timberland sales revenue increased due to selling more acres in 2015. Net loss increased to $5.1 million for the nine months ended September 30, 2015 from $1.5 million for the nine months ended September 30, 2014 as a result of incurring an operating loss and an increase in interest expense.

	Nine Months Ended September 30, 2014	Changes attributable to:		Nine Months Ended September 30, 2015
(amounts in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$17,752	$(274)	$3,395	$20,873
Sawtimber (2)	11,910	362	5,254	17,526
	$29,662	$88	$8,649	$38,399

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.
Adjusted EBITDA
The discussion below is intended to enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.
For the three months ended September 30, 2015, Adjusted EBITDA was $8.8 million, a $3.6 million increase from the three months ended September 30, 2014, primarily due to a $0.8 million increase in net timber sales, a $2.9 million increase in net revenue from timberland sales and a $0.7 million increase in other revenues, offset by a $0.4 million increase in other operating expenses, a $0.1 million increase in general and administrative expenses, and a $0.2 million increase in forestry management fees.
For the nine months ended September 30, 2015, Adjusted EBITDA was $25.2 million, a $13.1 million increase from the nine months ended September 30, 2014, primarily due to a $6.3 million increase in net timber sales, a $8.1 million increase in net revenue from timberland sales and a $1.1 million increase in other revenues, offset by a $0.9 million increase in other operating expenses, a $0.7 million increase in general and administrative expenses, and a $0.8 million increase in forestry management fees.
Our reconciliation of net loss to Adjusted EBITDA for the three months and nine months ended September 30, 2015 and 2014 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2015	2014	2015	2014
Net loss	$(1,944)	$(764)	$(5,091)	$(1,501)
Add:
Depletion	6,710	4,857	19,308	10,390
Basis of timberland sold	2,859	299	7,753	1,043
Amortization (1)	188	428	578	654
Stock-based compensation expense	231	106	642	285
Interest expense (1)	719	257	2,042	1,244
Adjusted EBITDA	$8,763	$5,183	$25,232	$12,115

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. ET on Tuesday, November 3, 2015 to discuss these results. Investors may listen to the conference call by dialing 877-876-9177 for U.S/Canada and 785-424-1666 for international callers.  Participants will be asked to provide conference I.D. number 571191. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company’s website shortly after the call.

About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 404,500 acres* of timberland located in Alabama, Florida, Georgia, Louisiana and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of September 30, 2015.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, that we anticipate that it will be an active period for acquisitions between now and year end, that the productivity of our properties will ensure high production levels over time, that a robust transaction pipeline and available capital bode well for the fourth quarter and that our operating strategy, strong capital position, share repurchase program, acquisitions program and selective land sales should combine to continue to strengthen CatchMark and help ensure prospectus for enhancing dividends and shareholder value over the long-term. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving shareholder value over the long-term; and (ix) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
Contacts
Investors:                                                              Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except for per-share data)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Timber sales	$12,633	$11,392	$38,399	$29,662
Timberland sales	3,555	485	10,320	1,575
Other revenues	1,441	776	3,328	2,187
	17,629	12,653	52,047	33,424
Expenses:
Contract logging and hauling costs	4,874	4,472	14,818	12,426
Depletion	6,710	4,857	19,308	10,390
Cost of timberland sales	3,089	345	8,496	1,186
Forestry management expenses	1,071	857	3,253	2,363
General and administrative expenses	1,684	1,438	5,216	4,214
Land rent expense	158	211	533	616
Other operating expenses	1,112	750	2,985	2,076
	18,698	12,930	54,609	33,271
Operating (loss) income	(1,069)	(277)	(2,562)	153

Other income (expense):
Interest income	1	175	3	177
Interest expense	(876)	(662)	(2,532)	(1,831)
	(875)	(487)	(2,529)	(1,654)
Net loss available to common stockholders	$(1,944)	$(764)	$(5,091)	$(1,501)

Weighted-average common shares outstanding - basic and diluted	39,430	36,874	39,470	28,942

Net loss per-share available to common stockholders - basic and diluted	$(0.05)	$(0.02)	$(0.13)	$(0.05)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except for per-share data)

	(Unaudited)
	September 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$11,372	$17,365
Accounts receivable	2,205	798
Prepaid expenses and other assets	3,095	2,781
Deferred financing costs, less accumulated amortization of $726 and $267 as of September 30, 2015 and December 31, 2014, respectively	3,904	4,245
Timber assets (Note 3):
Timber and timberlands, net	545,897	543,101
Intangible lease assets, less accumulated amortization of $934 and $931 as of September 30, 2015 and December 31, 2014, respectively	23	26
Total assets	$566,496	$568,316

Liabilities:
Accounts payable and accrued expenses	$3,727	$2,359
Other liabilities	4,852	3,265
Note payable and line of credit (Note 4)	138,002	118,000
Total liabilities	146,581	123,624

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 889,500 shares authorized; 39,104 and 36,193 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	391	362
Class B-3 common stock, $0.01 par value; 3,500 shares authorized; 0 and 3,164 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	—	32
Additional paid-in capital	608,574	612,518
Accumulated deficit and distributions	(187,198)	(167,364)
Accumulated other comprehensive loss	(1,852)	(856)
Total stockholders’ equity	419,915	444,692
Total liabilities and stockholders’ equity	$566,496	$568,316

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net loss	$(1,944)	$(764)	$(5,091)	$(1,501)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,710	4,857	19,308	10,390
Other amortization	30	23	88	67
Stock-based compensation expense	231	106	642	285
Noncash interest expense	158	405	490	587
Basis of timberland sold	2,859	299	7,753	1,043
Changes in assets and liabilities:
Accounts receivable	(44)	928	(1,407)	(174)
Prepaid expenses and other assets	280	255	397	830
Accounts payable and accrued expenses	420	(200)	1,015	178
Other liabilities	(571)	(70)	560	1,019
Net cash provided by operating activities	8,129	5,839	23,755	12,724

Cash Flows from Investing Activities:
Timberland acquisitions	(890)	(5,237)	(28,541)	(91,326)
Capital expenditures (excluding timberland acquisitions)	(570)	(155)	(1,626)	(691)
Net cash used in investing activities	(1,460)	(5,392)	(30,167)	(92,017)

Cash Flows from Financing Activities:
Proceeds from note payable	—	—	20,500	86,500
Repayments of note payable	—	(118,491)	(498)	(138,660)
Financing costs paid	(3)	(21)	(252)	(964)
Issuance of common stock	—	168,906	—	190,222
Dividends paid to common stockholders	(4,904)	(4,920)	(14,743)	(10,415)
Repurchase of common shares	(4,588)	—	(4,588)	—
Stock issuance costs	—	(8,367)	—	(10,041)
Net cash (used in) provided by financing activities	(9,495)	37,107	419	116,642
Net (decrease) increase in cash and cash equivalents	(2,826)	37,554	(5,993)	37,349
Cash and cash equivalents, beginning of period	14,198	8,409	17,365	8,614
Cash and cash equivalents, end of period	$11,372	$45,963	$11,372	$45,963

SELECTED DATA

	2015				2014
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD
Timber Sales Volume ('000 tons)
Pulpwood	262	292	289	843	177	236	258	671
Sawtimber	175	157	156	488	86	125	138	349
Total	437	449	445	1,331	263	361	396	1,020

Delivered % as of total volume	65%	59%	61%	62%	79%	63%	62%	67%
Stumpage % as of total volume	35%	41%	39%	38%	21%	37%	38%	33%

Net timber sales price ($ per ton)
Pulpwood	$13	$13	$13	$13	$14	$13	$13	$13
Sawtimber	$26	$26	$25	$26	$22	$24	$25	$24

Timberland Sales
Gross Sales (1) ('000)	$6,174	$591	$3,554	$10,319	$65	$1,025	$486	$1,575
Acres Sold	3,400	258	1,953	5,611	29	547	206	782
Price per acre	$1,816	$2,291	$1,820	$1,839	$2,250	$1,873	$2,357	$2,015

Timberland Acquisitions
Gross Acquisitions (1) ('000)	$14,533	$12,771	$550	$27,854	$243	$85,376	$—	$85,619
Acres Acquired	7,668	9,686	290	17,644	203	44,321	—	44,524
Price per acre ($/acre)	$1,895	$1,318	$1,898	$1,579	$1,200	$1,926	$—	$1,923

Period End Acres ('000)
Fee	369	379	377	377	247	291	291	291
Lease	29	28	28	28	30	30	30	30
Total	398	407	405	405	277	321	321	321
(1) Exclusive of closing costs.